Exhibit 10.6

PAYMENT AGREEMENT

PAYMENT AGREEMENT dated as of May 12, 2013 (this “Payment Agreement”), by Ellington Investments Pte. Ltd. (the “Obligor”), in favor of AsiaInfo-Linkage, Inc., a Delaware corporation (the “Obligee Party”).

Section 1.01. Payment Agreement.

(a) To induce the Obligee Party to enter into that certain Agreement and Plan of Merger dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Obligee Party, Skipper Limited, a Cayman Islands exempted company with limited liability (“Parent”) and Skipper Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Obligee Party, the Obligor hereby absolutely, unconditionally and irrevocably covenants and agrees with the Obligee Party to pay an amount equivalent to 11.004% (the “Percentage”) of all of the payment obligations of Parent and/or Merger Sub pursuant to Sections 7.17(c), 9.03(c), 9.03(d) and 9.03(e) of the Merger Agreement (collectively, the “Obligations”) in the event that Parent and Merger Sub fail to fulfill their payment obligations of such amount under the Merger Agreement; provided that, notwithstanding anything to the contrary contained in this Payment Agreement, in no event shall the Obligor’s aggregate liability under this Payment Agreement exceed 11.004% of the Obligations less any amount actually paid by Parent or Merger Sub to the Obligee Party in respect of the Obligations multiplied by the Percentage (the “Maximum Amount”). The Obligee Party acknowledges that in the event that Parent and/or Merger Sub has any unsatisfied Obligations, payment of the Obligor’s Percentage of such unsatisfied Obligations by the Obligor (or by any other Person, including Parent and/or Merger Sub, on behalf of the Obligor) whether pursuant to this Payment Agreement or otherwise shall constitute satisfaction in full of the Obligor’s obligation with respect thereto. The Obligor shall not have any obligations or liability to any Person relating to, arising out of or in connection with this Payment Agreement other than as expressly set forth herein, and the parties hereto hereby acknowledge and agree that this Payment Agreement may not be enforced without giving effect to the Maximum Amount and Sections 1.08 and 1.09. Concurrently with the delivery of this Payment Agreement, the parties set forth on Annex A (each an “Other Obligor”) are also entering into payment agreements or similar agreements substantially identical to this Payment Agreement with the Obligee Party. Capitalized terms used but not defined in this Payment Agreement shall have the meanings assigned to such terms in the Merger Agreement. All payments hereunder shall be made in lawful money of the U.S., in immediately available funds. The Obligor shall make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Payment Agreement. The Obligor acknowledges that the Obligee Party is entering into the Transactions in reliance upon the execution of this Payment Agreement.

(b) Subject to the terms and conditions of this Payment Agreement, if Parent and/or Merger Sub fails to pay the Obligations when due, then all of the Obligor’s liabilities to the Obligee Party hereunder in respect of such Obligations shall become immediately due and payable and the Obligee Party may, at the Obligee Party’s option, take any and all actions available hereunder or under applicable Law to collect such Obligations from the Obligor (subject to the Maximum Amount). In furtherance of the foregoing, the Obligor acknowledges that the Obligee Party may, in its sole discretion, bring and prosecute a separate action or actions against the Obligor for the full amount of the Obligor’s Percentage of the Obligations (subject to the Maximum Amount), regardless of whether any action is brought against Parent, Merger Sub or any Other Obligor. The Obligor agrees to pay on demand its Percentage of all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Obligee Party in connection with the enforcement of its rights hereunder, which amounts, if paid, will be in addition to the Obligations and not included within a determination of the Maximum Amount if the Obligor fails or refuses to make any payment to the Obligee Party hereunder when due and payable.

(c) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Payment Agreement were not performed in accordance with its specific terms or were otherwise breached and further agree that the Obligee Party shall be entitled to an injunction, specific performance and other equitable relief against the Obligor to prevent breaches of this Payment Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at Law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. The Obligor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (x) the Obligee Party has an adequate remedy at Law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at Law or in equity (collectively, the “Prohibited Defense”).

Section 1.02 Nature of Obligation. The Obligee Party shall not be obligated to file any claim relating to the Obligations in the event that Parent and/or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Obligee Party to so file shall not affect the Obligor’s obligations hereunder. In the event that any payment to the Obligee Party in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Obligor shall remain liable hereunder with respect to such Obligations (subject to the Maximum Amount) as if such payment had not been made. This is an unconditional obligation of payment and not of collectability. The Obligor reserves the right to assert defenses which Parent and/or Merger Sub may have to payment of any Obligations, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived hereby. The Obligee Party shall not be required to proceed against Parent, Merger Sub or any Other Obligor first before proceeding against the Obligor.

Section 1.03. Certain Waivers.

(a) The Obligor agrees that, subject to Section 1.03(d)(i), the Obligee Party may at any time and from time to time, without notice to or further consent of the Obligor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent, Merger Sub and/or any other Person interested in the Transactions for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Obligee Party, Parent, Merger Sub and/or any other Person interested in the Transactions without in any way impairing or affecting the Obligor’s obligations under this Payment Agreement. The Obligor agrees that the obligations of the Obligor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) any failure or delay of the Obligee Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub and/or any other Person interested in the Transactions; (ii) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Parent, Merger Sub and the Obligee Party in connection with the Obligations; (iii) any legal or equitable discharge or release (other than as a result of payment in full of the Percentage of the Obligations in accordance with their terms, a discharge or release of Parent and/or Merger Sub with respect to the Obligations under the Merger Agreement, or defenses to the payment of the Obligations that would be available to Parent and/or Merger Sub under the Merger Agreement) of the Obligor or any Person interested in the Transactions; (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub and/or any other Person interested in the Transactions; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub and/or any other Person interested in the Transactions; (vi) any existence of any claim, set-off or other right which the Obligor may have at any time against Parent, Merger Sub, any other Person interested in the Transactions and/or the Obligee Party, whether in connection with the Obligations or otherwise; or (vii) the adequacy of any other means the Obligee Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by Law, the Obligor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Obligee Party. The Obligor waives promptness, diligence, notice of the acceptance of this Payment Agreement and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind (other than notices to Parent and/or Merger Sub pursuant to the Merger Agreement or notices expressly required to be provided pursuant to this Payment Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any other Person interested in the Transactions, and all suretyship defenses generally, including, without limitation, any event, condition or circumstance that might be construed to constitute, an equitable or legal discharge of the Obligor’s obligations hereunder (other than defenses to the payment of the Obligations that are available to Parent and/or Merger Sub under the Merger Agreement or breach by the Obligee Party of this Payment Agreement). The Obligor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Payment Agreement are knowingly made in contemplation of such benefits.

(b) The Obligor hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates and use its reasonable best efforts to cause its other Affiliates, not to institute, any proceeding asserting (i) the Prohibited Defense or (ii) that this Payment Agreement is illegal, invalid or unenforceable in accordance with its terms, subject to (A) the effects of insolvency, bankruptcy, reorganization or other similar proceedings and (B) general equitable principles (whether considered in a proceeding in equity or at Law).

(c) The Obligee Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause all of its Related Persons (as defined below) not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement, the Equity Commitment Letters or the transactions contemplated thereby against the Obligor or any Non-Recourse Party (as defined below), except for claims (i) against Parent and/or Merger Sub under the Merger Agreement pursuant to the terms thereof (and subject to the limitations therein) and (ii) against the Obligor and its permitted assignees under this Payment Agreement pursuant to the terms hereof (and subject to the limitations herein).

(d) Notwithstanding anything to the contrary contained in this Payment Agreement, the Obligee Party hereby agrees that: (i) to the extent Parent and/or Merger Sub are relieved of any of the Obligations or any breach by Parent and/or Merger Sub of the Merger Agreement, (other than by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratium or other similar Laws affecting creditors’ rights generally, or general equity principles (whether considered in a proceeding in equity or at Law)), the Obligor shall be similarly relieved of its obligations under this Payment Agreement, and (ii) the Obligor shall have all defenses to the payment of its obligations under this Payment Agreement (which in any event shall be subject to the Maximum Amount) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations, as well as any defenses in respect of any fraud of the Obligee Party hereunder or any breach by the Obligee Party of any of the terms or provisions of this Payment Agreement.

Section 1.04. No Waiver; Cumulative Rights. No failure on the part of the Obligee Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Obligee Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Obligee Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Obligee Party at any time or from time to time.

Section 1.05. Representations and Warranties. The Obligor hereby represents and warrants to the Obligee Party that:

(a) the Obligor is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization;

(b) the execution, delivery and performance of this Payment Agreement have been duly authorized by all necessary action and do not contravene (i) any provision of the Obligor’s charter documents, partnership agreement, operating agreement or similar organizational documents or (ii) except as would not reasonably be expected to prevent or adversely affect in any material respect the ability of the Obligor to perform its obligations hereunder, any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Obligor or its assets;

(c) except as would not reasonably be expected to prevent or adversely affect in any material respect the ability of the Obligor to perform its obligations hereunder, (i) all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Payment Agreement by the Obligor have been obtained or made and all conditions thereof have been duly complied with, and no other action by and (ii) no notice to or filing with, any governmental authority or regulatory body is required from the Obligor in connection with the execution, delivery or performance of this Payment Agreement;

(d) assuming due execution and delivery of this Payment Agreement by the Obligee Party, this Payment Agreement constitutes a legal, valid and binding obligations of the Obligor enforceable against the Obligor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(e) the Obligor has the financial capacity to pay and perform its obligations under this Payment Agreement, and all funds necessary for the Obligor to fulfill its obligations under this Payment Agreement shall be available to the Obligor for so long as this Payment Agreement shall remain in effect in accordance with Section 1.08 hereof.

Section 1.06 No Assignment. Neither the Obligor nor the Obligee Party may assign its rights, interests or obligations hereunder to any other Person (including by operation of Law) without the prior written consent of the other party hereto; provided, however, that the Obligor may assign all or a portion of its obligations hereunder, without the prior written consent of the Obligee Party, to (i) to any Other Obligor, or (ii) any Affiliate of the Obligor or one or more private equity funds sponsored, managed or advised by any such Affiliate, provided that such assignment shall not relieve the Obligor of any liability or obligations hereunder except to the extent actually performed or satisfied by such assignee. Any attempted assignment in violation of this Section 1.06 shall be null and void.

Section 1.07. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

If to Ellington Investments Pte. Ltd., to:

Ellington Investments Pte Ltd.

60b Orchard Road, #06-18, Tower 2, The Atrium@Orchard

Singapore 238891

Attention: Mukul Chawla; Yiran Liu

Fax: +65-6828-8961; +86-10-6655-3597

Email: mukul@temasek.com.sg; yiran@temasek.com.sg

with a copy to:

Simpson Thacher & Bartlett

ICBC Tower, 35/F

3 Garden Road

Hong Kong

Attention: Kathryn King Sudol

Facsimile: +1-212-455-2502

or to such other address or facsimile number as the Obligor shall have notified the Obligee Party in a written notice delivered to the Obligee Party in accordance with the Merger Agreement. All notices to the Obligee Party hereunder shall be given as set forth in the Merger Agreement.

Section 1.08. Continuing Obligation. This Payment Agreement shall remain in full force and effect and shall be binding on the Obligor, its successors and assigns until the Obligations have been satisfied in full. Notwithstanding the foregoing, this Payment Agreement will terminate, and be of no further force or effect, immediately following the earliest of (i) the Closing, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or under circumstances in which Parent and Merger Sub do not have any unpaid Obligations, (iii) 30 days following the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent or Merger Sub have any unpaid Obligations unless a claim for such a payment has been made in writing prior thereto and (iv) the date that is twelve (12) months after the date hereof. Notwithstanding the foregoing, (1) the parties hereto acknowledge and agree that this Payment Agreement shall not terminate for so long as a claim made in accordance with clause (iii) above remains unresolved, and (2) in the event that the Obligee Party or any of its controlled Affiliates asserts in any litigation or other proceeding that the provisions of this Payment Agreement limiting the Obligor’s liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against any Non-Recourse Party or, other than its rights to recover from the Obligor with respect to the Obligations, any Obligor, Parent and/or Merger Sub with respect to the transactions contemplated by the Merger Agreement, then (x) the obligations of the Obligor under this Payment Agreement shall terminate ab initio and be null and void, (y) if the Obligor has previously made any payments under this Payment Agreement, the Obligor shall be entitled to recover such payment(s) and (z) neither Obligor nor any Non-Recourse Party shall have any liability to the Obligee Party with respect to the Merger Agreement and the transactions contemplated thereby, the Financing or under this Payment Agreement.

Section 1.09. No Recourse.

(a) The Obligee Party acknowledges that the sole assets of Parent and Merger Sub are its rights under the Merger Agreement, the Financing Documents and the Facility Agreement, and that no funds are expected to be contributed to either Parent or Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Payment Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Payment Agreement, the Obligee Party covenants, agrees and acknowledges that no Person (other than the Obligor and any permitted assignees thereof) have any obligations under this Payment Agreement and that, notwithstanding that the Obligor may be a partnership or limited liability company, the Obligee Party has no right of recovery under this Payment Agreement, or any claim based on such obligations against, and no personal liability shall attach under this Payment Agreement to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of the Obligor, any Other Obligor, Parent or Merger Sub, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however the Obligor itself or any permitted assignee thereof under and to the extent provided in this Payment Agreement and subject to the limitations set forth herein (collectively, each of the non-excluded parties, a “Non-Recourse Party”), through Parent and/or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent and/or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except in each case for its right to recover from the Obligor and any permitted assignees under and to the extent provided in this Payment Agreement and subject to the limitations set forth herein. The Obligee Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs.

(b) Recourse against the Obligor and its permitted assignees under and pursuant to the terms of this Payment Agreement shall be the sole and exclusive remedy of the Obligee Party and all of its Related Persons against the Obligor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Financing Documents, the Facility Agreement or the transactions contemplated thereby. Nothing set forth in this Payment Agreement shall affect or be construed to affect any liability of Parent and/or Merger Sub to the Obligee Party under the Merger Agreement or otherwise or give or shall be construed to confer or give to any Person other than the Obligee Party any rights or remedies against any Person, except as expressly set forth in this Payment Agreement.

(c) For the purposes of this Payment Agreement, pursuit of a claim against a Person by the Obligee Party or any Related Person of the Obligee Party shall be deemed to be pursuit of a claim by the Obligee Party. A Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such second Person, adds such second Person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second Person.

(d) For the purposes of this Payment Agreement, the term “Related Person” shall mean, with respect to any Person, any controlled Affiliate of such Person, but shall not include Parent, Merger Sub or any of their controlled Affiliates.

Section 1.10. Release. By its execution of this Payment Agreement, the Obligee Party hereby covenants and agrees that (a) neither the Obligee Party nor any of its Related Persons, and the Obligee Party agrees to the maximum extent permitted by Law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery against the Obligor or any Non-Recourse Party under the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned Persons) each and every such right against, and hereby releases, the Obligor and each Non-Recourse Party from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement, this Payment Agreement or the transactions contemplated thereby or hereby, whether by or through attempted piercing of the corporate (limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent, Merger Sub or any other Person against any Non-Recourse Party, or otherwise under any theory of law or equity (the “Released Claims”), other than (i) claims against Parent and/or Merger Sub and (ii) claims against the Obligor and its permitted assignees pursuant to this Payment Agreement (subject to the limitations set forth herein) and (b) recourse against the Obligor and its permitted assignees under this Payment Agreement (subject to the limitations set forth herein) shall be the sole and exclusive remedy of the Obligee Party against the Obligor or any Non-Recourse Party (other than Parent and/or Merger Sub) with respect to the Released Claims.

Section 1.11. Amendments and Waivers. No amendment or waiver of any provision of this Payment Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Obligor and the Obligee Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Payment Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 1.12. Entire Agreement. This Payment Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Obligor or any of their respective Affiliates on the one hand, and the Obligee Party or any of its Affiliates on the other hand.

Section 1.13. Governing Law; Submission to Jurisdiction. This Payment Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding (to the greatest extent a New York court would permit) any rule of Law that would cause the application of the Laws of any jurisdiction other than the State of New York. All Actions arising out of or relating to this Payment Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Payment Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Payment Agreement may not be enforced in or by any of the above-named courts.

Section 1.14. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Payment Agreement. Each of the parties hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Payment Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 1.14.

Section 1.15. No Third Party Beneficiaries. Except for the rights of Non-Recourse Parties provided hereunder, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Payment Agreement and the Merger Agreement, and this Payment Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 1.16. Counterparts. This Payment Agreement may be signed in any number of counterparts and may be executed and delivered by facsimile, email or electronic transmission in PDF format, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Payment Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Payment Agreement shall have no effect and no party shall have any right or obligations hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 1.17. Severability. If any term or other provision of this Payment Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Payment Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Payment Agreement may not be enforced against any Obligor without giving effect to the Maximum Amount or the provisions set forth in Section 1.03, Section 1.09 and Section 1.10. No party hereto shall assert, and each party shall cause its respective Related Persons not to assert, that this Payment Agreement or any part hereof is invalid, illegal or unenforceable. Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Payment Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 1.18. Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Payment Agreement.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

IN WITNESS WHEREOF, the Obligor has caused this Payment Agreement to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

ELLINGTON INVESTMENTS PTE. LTD.

By:	/s/ Ravi Lambah
Name:	Ravi Lambah
Title:	Authorised Signatory

Acknowledged and agreed as of the date first above written:

ASIAINFO-LINKAGE, INC.

By:	/s/ Davin Mackenzie
Name:	Davin Mackenzie
Title:	Director

[Signature Page to Payment Agreement]

Annex A

Other Obligors

Power Joy (Cayman) Limited

CPEChina Fund, L.P.

CITIC Capital MB Investment Limited

CBC TMT III Limited

InnoValue Capital Ltd.